Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated June 5, 2009 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective application of SFAS No. 160, as to which the date is November 13, 2009) relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Gafisa S.A.’s report on Form 6-K furnished to the Securities and Exchange Commission on November 13, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Auditores Independentes
São Paulo, Brazil
December 23, 2009